AT THE COMPANY                              AT THE FINANCIAL RELATIONS BOARD:
--------------                              ---------------------------------
Investors:                                  General Information:
Donna Conners                               Karen Griffiths
Press:                                      Analyst Information:
Carol Walters                               Vanessa Schwartz
(561)241-9400                               (212)661-8030


FOR IMMEDIATE RELEASE


           REXALL SUNDOWN COMPLETES PURCHASE OF MET-Rx NUTRITION, INC.

Boca Raton, FL - January 10, 2000 - Rexall Sundown, Inc. (Nasdaq: RXSD) today announced that it has completed its previously announced $108 million acquisition of MET-Rx Nutrition, Inc., a leader in the sports nutrition and bar categories.

The transaction is expected to be slightly accretive to Rexall Sundown's earnings in the current fiscal year ending August 31, 2000 and was financed by a revolving line of credit. Based in Irvine, California, MET-Rx is recognized for its leading, national branded sports nutrition supplements including MET-Rx(R) powdered protein drink mixes, MET-Rx Protein Plus(TM), Source One(TM) and MET-Rx Natural Krunch food bars and other sports nutrition supplements.

Damon DeSantis, Rexall Sundown's President and Chief Executive Officer commented, "We are pleased to finalize this acquisition which is consistent with our goal to further strengthen Rexall Sundown's leadership position in the nutrition industry through diversification in product categories, delivery forms and distribution channels. Specifically, this strategy includes entry into the fast-growing functional foods and bar segments, as well as the sports nutrition sector of the busineSection MET-Rx is one of the most widely respected companies in these arenas and we are proud to have its management and employee team become an integral part of the Rexall Sundown corporate family."

Dr. A. Scott Connelly, Chairman and Chief Technical officer of MET-Rx added, "The partnership forged by this merger creates a strong, strategic alliance that offers great opportunity to leverage our resources and accelerate distribution and expansion in all channels of trade." The principal shareholders of MET-Rx were Dr. Connelly and affiliates of the Shansby Group, a San Francisco-based private equity partnership.

Rexall Sundown, Inc. (Nasdaq: RXSD) develops, manufactures, markets and sells vitamins, herbals, nutritional supplements and other consumer health products. Visit the Company's website at www.rexallsundown.com.

This Press Release may contain "forward-looking statements" as such term is defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases, which represents the Company's interpretation or beliefs. These forward-looking statements, by their nature, involve substantial risks and uncertainties, certain of which may be beyond the Company's control and actual results may differ materially depending on a variety of important factors including uncertainties related to acquisitions, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, reliance on independent distributors of Rexall Showcase International, competition and other factors described in the Company's filings with the Securities and Exchange Commission.